+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

        Ruiz                         Paul
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        (Last)                      (First)                        (Middle)

        3200 Wilcrest Dr #370
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                                   (Street)

        Houston                       TX                              77042
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)             06/12/00
                                                                  --------------

3.  IRS Identification Number of Reporting Person, if an Entity
    (Voluntary) ###-##-####
                --------------

4.  Issuer Name and Ticker or Trading Symbol  EpicEdge, Inc. EDG
                                             -----------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    ---
                        (give title below)                       (specify below)

        Chief Financial Officer
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)

* If the form is filed by more than one Reporting Person, see Instruction
  5(b)(v).


              Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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     Options                    6/12/01   6/12/10      Common Stock       150,000        18.50          Direct
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     Options                    6/12/02   6/12/10      Common Stock       150,000        18.50          Direct
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Explanation of Responses:

                              /s/ Paul Ruiz                       6/21/00
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date



    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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